Exhibit 99.1

FOR IMMEDIATE RELEASE

YRC WORLDWIDE SUBSIDIARIES TO BEGIN LABOR NEGOTIATIONS EARLY

OVERLAND PARK, Kan., August 28, 2007 - YRC Worldwide Inc. (Nasdaq: YRCW) announced today that its TMI member subsidiaries will commence contract discussions with the International Brotherhood of Teamsters (IBT) for the new National Master Freight Agreement (NMFA) as soon as early September. The current contract expires April 1, 2008.

(Photo: http://www.newscom.com/cgi-bin/prnh/20070828/AQTU160 )

“We are looking forward to the possibility of an early renewal to our contract, which will be in the best interest of our employees, our customers and our shareholders,” said Bill Zollars, Chairman, President and CEO of YRC Worldwide.

During contract talks, the Teamsters National Freight Industry Negotiating Committee (TNFINC) will represent the Teamsters Union. Transportation Management, Inc. (TMI) will represent the YRC Worldwide subsidiaries. TMI includes (among others) Yellow Transportation and Roadway, both YRC Worldwide subsidiaries.

Mike Smid, President and CEO of YRC National Transportation serves as Chairman of TMI and will lead the negotiating team for TMI. “Initiating negotiations in an expedited time frame is a good move for all parties. This opportunity can enable us to address issues important to moving the contract forward on a timely basis in this increasingly complex industry environment. I am encouraged we are getting an early start, and I look forward to our initial meetings with the Teamsters National Freight Negotiating Committee.”

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “will” and similar words or expressions are intended to identify forward-looking statements. These statements are only YRC Worldwide’s expectations regarding the timing and parties to its labor negotiations with the Teamsters Union. Any such negotiations are subject to the cooperation of both parties and YRC Worldwide’s expectations regarding these negotiations could change as they progress or if the Teamsters Union determines to change its position on when or how long to negotiate or how the Teamsters Union would be represented.

About YRC Worldwide Inc.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd Hacker
Vice President – Treasurer & Investor Relations
(913) 696-6108
todd.hacker@yrcw.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
(212) 329-1420
sdawson@lakpr.com